EXHIBIT 10.22

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 28th day of June, 2005, by and between Pharmasset, Inc. (the “Company”), a Delaware corporation, and Michael Inouye, an individual (“Consultant”).

WITNESSETH:

WHEREAS, the Company desires to engage Consultant to provide services to the Company, and Consultant desires to accept engagement on the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Services.

1.1 Beginning on the Effective Date, Consultant shall be an active consultant to the Company and will provide services to the Company upon request as further described in Exhibit A hereto.

1.2 Consultant and the Company acknowledge and agree this Agreement is an independent contractor agreement and does not create an employer/employee relationship between the Company and Consultant. Consultant is solely responsible for the payment of all taxes resulting from the performance of services under this Agreement. The Company will issue an IRS form 1099 for each year in which the Consultant provided such services. The Consultant agrees to timely and properly file all income, employment and other tax returns, and to report all income paid to him under this Agreement, and to pay all required tax liabilities. To the extent the Consultant does not satisfy the above requirements, the Consultant specifically agrees to indemnify the Company (and its employees, affiliates and agents) from any and all costs (including, but not limited to, tax liabilities, interest, penalties and attorneys’ fees) incurred as a result of such breach.

1.3 Consultant is not eligible for any employee benefits and shall not have any rights to participate as an employee under any employee benefit plans of the Company that are in existence or hereafter adopted or implemented. Consultant and the Company agree that the consideration paid to Consultant under this Agreement was negotiated based on the fact that Consultant is not eligible for any employee benefits of any nature. Consultant specifically understands and acknowledges that he has agreed to perform the services specified in this Agreement based solely upon the consideration stated herein. Accordingly, the Consultant agrees never to make a claim for benefits of any kind, and in the event that a determination is made that he is a common law employee, whether by a court or otherwise, or such benefits are otherwise provided to Consultant, he will reimburse the Company for the value of those benefits.

1.4 As an independent contractor, Consultant shall not have the power or authority to bind the Company to any obligations whatsoever to third parties without the prior written consent of the Company.

CONFIDENTIAL	Page 1 of 9	Inouye Consulting 062705

1.5 Consultant represents and warrants to the Company that this Agreement does not violate or breach, and Consultant’s performance of Consultant’s obligations hereunder will not violate or breach, any terms or provisions of any agreement or understanding to which Consultant is subject or bound. Consultant represents, warrants, covenants and agrees that Consultant will not, during his engagement by the Company, improperly use or disclose any proprietary information or trade secrets of any other party, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any other party unless consented to in writing by said party.

1.6 Consultant represents and warrants that Consultant has not been debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a). Consultant agrees to promptly notify the Company upon receipt of any such notice and further agrees, upon the Company’s request, to provide a separate written certification, on a form provided by the Company, to this effect.

2. Termination.

2.1 Either the Company or Consultant may terminate this Agreement at any time without Cause by giving not less than five (5) business days prior written notice thereof to the other party.

2.2 Upon termination of engagement, all obligations of the Company under this Agreement shall terminate except with respect to all accrued compensation and reimbursement of expenses, if any, to which the Consultant is entitled under the terms of this Agreement.

3. Compensation.

3.1 In consideration of the services provided by Consultant as set forth in Exhibit A, the Company shall pay to Consultant according to the following schedule:

3.1.1 $200 per hour for less than eight hours of service in a single day;

3.1.2 $1,350 per day for eight (8) or more hours of service in a single day.

3.2 Consultant shall submit invoices to the Company detailing Consultant’s time spent on behalf of the Company prior to any payment by the Company to Consultant.

3.3 The Company shall make payment to Consultant in accordance with undisputed invoices within fifteen (15) business days of the Company’s receipt of appropriate invoices as set forth in Section 3.2 above.

3.4 Any activities of Consultant associated with Company board observer and/or Company board member duties and obligations shall not be compensable under this Agreement.

CONFIDENTIAL	Page 2 of 9	Inouye Consulting 062705

4. Expense Reimbursements.

Consultant shall be reimbursed for normal, reasonable, bona fide and necessary expenses incurred by Consultant in the performance of Consultant’s duties hereunder as detailed in Exhibit B attached hereto. Consultant shall obtain prior approval before incurring any expense in excess of $150.00. Consultant shall submit documentation and receipts itemizing his expenses, and reflecting the date, amount and nature of the expense, within ten (10) business after the end of each calendar month. The Company will reimburse Consultant for such expenses with fifteen (15) business days of receipt of appropriate documentation as described above.

5. Trade Secrets and Confidential Information.

5.1 “Trade Secret” means information not generally known about the Company’s business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value now or in the future from the fact that the information is not generally known to other persons. Trade Secrets include, but are not limited to, business, marketing, strategic, scientific, legal and financial information, strategies and/or plans, technical or non-technical data, compilations, programs and methods, designs, techniques, improvements, drawings, processes, formulae, financial data, business and product development plans, service reports, price lists, product licensing information, computer programs and source codes of the Company.

5.2 Consultant covenants and agrees that Consultant will treat as confidential and will not use (other than in the performance of Consultant’s duties hereunder), or disclose in any manner, either during or after the term of Consultant’s engagement under this Agreement, any Trade Secrets. Consultant also agrees that Consultant will diligently protect all Trade Secrets against loss by inadvertent or unauthorized disclosure and will comply with any regulations established by the Company for the purpose of protecting such information.

5.3 “Confidential Information” means any information or material which is not generally available to or used by others or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including but not limited to business, strategic, scientific, legal and financial information, which, by virtue of the Consultant’s engagement by the Company, may be disclosed to or otherwise come into the possession of Consultant.

5.4 Consultant covenants and agrees that Consultant will treat as confidential and will not use (other than in the performance of Consultant’s duties hereunder), or disclose in any manner, any Confidential Information for a period of three (3) years, measured from the date of termination of the Consultant’s engagement. Consultant also agrees that Consultant will diligently protect all Confidential Information against loss by inadvertent or unauthorized disclosure and will comply with any regulations established by the Company for the purpose of protecting such information.

5.5 All Trade Secrets and Confidential Information which may be disclosed to or otherwise come into the possession of Consultant, shall be and remain the sole and exclusive property of the Company. Consultant agrees that upon the termination of Consultant’s engagement

CONFIDENTIAL	Page 3 of 9	Inouye Consulting 062705

by the Company, or at any other prior time upon request, Consultant will promptly deliver to the Company the originals and all copies of any of the foregoing that are in Consultant’s possession, custody, or control, including electronic files stored on electronic media, and will delete any relevant files in Consultant’s personal computer and certify such destruction to the Company.

6. Inventions.

6.1 The terms and provisions of this Section 6 shall apply only to Inventions (as hereinafter defined) which Consultant makes, develops, invents, first reduces to practice, conceives, creates, or authors, either solely or jointly with others, while Consultant is providing services to the Company, whether during or outside business hours, whether or not on the Company’s premises, whether at the request of the Company or otherwise, or with the use of the Company’s Trade Secrets, material, facilities, employees or advisors.

6.2 Subject to Section 6.1 above, Consultant hereby assigns and agrees to assign to the Company, its successors, assigns, or designees, all of Consultant’s worldwide rights, titles and interests to inventions, improvements, discoveries, processes, formulae, designs, technical information, know-how, data, specifications, Trade Secrets, test results, patents, trademarks, copyrights, computer programs, and other proprietary information relating to the development, production, distribution and licensing of antiviral and anticancer agents, immunomodulators and other treatments of chronic or life-threatening diseases (“Inventions”) which, during the term of Consultant’s engagement by the Company, Consultant makes, develops, invents, first reduces to practice, conceives, creates, or authors, either solely or jointly with others, while Consultant is providing services to the Company, whether during or outside business hours, whether or not on the Company’s premises, whether at the request of the Company or otherwise, or with the use of the Company’s Trade Secrets, material, facilities, employees or advisors.

6.3 Subject to Section 6.1 above, Consultant agrees to fully and promptly disclose in writing to the Company any such Inventions as such Inventions from time to time may arise. Consultant further agrees, without charge to the Company other than reimbursement of Consultant’s reasonable out-of-pocket expenses, to execute and deliver all such further documents, including applications for patents and copyrights, and to perform such acts, at any time during or after the term of this Agreement as may be necessary, to obtain and to enforce patents, copyrights, Trade Secrets and other proprietary and intellectual property rights, titles and interests in respect of the Inventions and to vest title to such Inventions and to all associated patent, copyright, mask work, and other intellectual property rights in the Company, its successors, assigns, or designees and to carry out the purpose of this Section. Without limiting the generality of the foregoing, Consultant further agrees to give all lawful testimony, including without limitation depositions, during or after the term of Consultant’s engagement, which may be required in connection with any proceedings involving any Trade Secret, patent, patent application, copyright, mask work rights or applications therefor, so assigned by Consultant. Consultant shall not (except as provided for in this Agreement) apply for any letters patent, copyright, trademarks, or mask rights or other form of protection hereby with respect to any Invention.

6.4 Without limiting any other provision of this Agreement, any Invention qualifying for protection under the copyright laws of the United States of America and qualifying as a “work made

CONFIDENTIAL	Page 4 of 9	Inouye Consulting 062705

for hire” under such laws, shall be “works made for hire” under such copyright laws, and shall be the sole and exclusive property of the Company and the Company shall be considered the author thereof.

6.5 Consultant hereby irrevocably appoints the Company, both during and after Consultant’s retention by the Company, to be Consultant’s attorney in Consultant’s name and on Consultant’s behalf to execute any and all such instruments and documents and to do all such things and generally use Consultant’s name for the purpose of assuring to the Company (or its designee) the full benefit of the provisions of this Section 6.

7. Nonsolicitation of Employees and Independent Contractors.

During Consultant’s engagement by the Company and for a period of 18 months after the termination of such engagement for any reason, Consultant will not, without the prior consent of the Company, directly or indirectly, on Consultant’s own behalf or in the service or on behalf of others solicit, divert or recruit any employee or independent contractor of the Company to leave such employment or engagement and become employed or engaged by a competing business, whether or not such employment of engagement is pursuant to a written contract by the Company or at will.

8. Remedies.

8.1 Consultant acknowledges and agrees that, by virtue of the duties attendant to Consultant’s engagement by the Company and the knowledge of the Company’s proprietary information, affairs, business, and operations that Consultant may acquire, the Company will have as a consequence of such engagement irreparable loss and damage if Consultant should breach or violate any of the covenants and agreements contained in Sections 5, 6, or 7 hereof. Consultant further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the business and the assets of the Company. Consultant therefore agrees and consents that, in addition to any other remedies available to the Company, the Company shall be entitled to an injunction to prevent a breach or contemplated breach by Consultant of any of the covenants or agreements contained in such Sections.

8.2 Nothing contained in this Agreement shall limit, abridge, or modify the rights of the parties under applicable trade secret, trademark, copyright, or patent law or under the laws of unfair competition.

9. Notices.

All notices, requests, consents, and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person (including delivery by overnight or express courier) or duly sent by certified mail, return receipt requested, proper postage prepaid, addressed to such party at the address set forth below or such other addresses as may hereafter be designated in writing by the addressee to the addressor listing all parties:

CONFIDENTIAL	Page 5 of 9	Inouye Consulting 062705

Company:	Pharmasset, Inc. Attn: Legal Affairs 1860 Montreal Road Tucker, GA 30084 U.S.A.
Consultant:	Michael Inouye 417 Deerhill Drive San Ramon, CA 94583 U.S.A.

All such notices, advices, and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of actual personal receipt, and (b) in the case of mailing, on the third day after the posting by certified mail, return receipt requested.

10. Binding Agreement.

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal service agreement and may not be assigned in whole or in part by Consultant. The covenants of Consultant contained in Sections 5, 6 and 7 shall be binding upon the heirs and legal representatives of Consultant.

11. Severable Provisions.

The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partial enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

12. Waiver.

The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

13. Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto with respect to the engagement of Consultant by the Company and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension, or discharge is sought.

CONFIDENTIAL	Page 6 of 9	Inouye Consulting 062705

14. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument.

15. Governing Law and Jurisdiction.

This Agreement shall be governed by and interpreted under the laws of the State of New Jersey, without giving effect to the principles of conflicts of law of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer and attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to final, binding arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one to be appointed by the Company, one to be appointed by Employee, and one to be appointed by the two arbitrators appointed by Company and Employee. Arbitration shall take place in New York, NY and the decision of the arbitrators shall be enforceable, but not appealable, in a court of competent jurisdiction. The fees and expenses incurred in connection with such arbitration shall be borne by the party initiating the arbitration proceeding (or equally by both parties if both parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding if permitted by applicable law.

16. Confidentiality.

Consultant agrees to maintain the confidentiality of the terms and provisions of this Agreement and not disclose such terms and provisions to any party other than Consultant’s affiliates or advisors.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be duly executed as of the date set forth.

Pharmasset, Inc.		Michael Inouye
(“Company”)		(“Consultant”)

By:	/s/ P. Schaefer Price	/s/ Michael Inouye
P. Schaefer Price President and CEO

Date:	28 June 2005	Date:	28 June 2005

CONFIDENTIAL	Page 7 of 9	Inouye Consulting 062705

EXHIBIT A

Description of Consultant’s Services

•	Upon request by an authorized Company representative:

•	Assist the Company in reviewing corporate strategy;

•	Assist the Company in the development of market strategies;

•	Assist the Company in product positioning analyses;

•	Assist the Company in reimbursement strategy.

CONFIDENTIAL	Page 8 of 9	Inouye Consulting 062705

EXHIBIT B

Expense Reimbursement

Pursuant to Section 4 of the Agreement, the Company will reimburse Consultant for expenses in accordance with the following schedule:

•	Air Travel:

•	Coach air fare for all domestic air travel requested or required by the Company. Time for such travel will not be charged as consulting time.

•	Business class air fare for air travel outside of the U.S. and its territories. Time for such travel will not be billed as consulting time if less than eight (8) hours in duration one-way. Time for such travel exceeding eight (8) hours in duration one-way will be billed at $200.00 per hour.

•	Ground Travel:

•	Mileage for use of personal automobile at $0.40.5/mile.

•	Reasonable rental car rates for no larger than a mid-size automobile.

•	Rail or limousine service if requested by the Company.

•	Lodging and Meals:

•	Reasonable costs for accommodations and meals associated with travel requested by the Company, including on-site work at the Company’s location(s) and sites designated by the Company.

•	Pass-Through Expenses:

•	Expenses such as postage, telecommunications charges, parking, honoraria, data acquisition, etc. will be individually itemized on Consultant’s invoices.

CONFIDENTIAL	Page 9 of 9	Inouye Consulting 062705